SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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ONVIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This Amendment No. 1 to the Proxy Statement of Onvia, Inc. is being filed to correct the inadvertent omission of a letter to stockholders from Onvia’s Chief Executive Officer from the Proxy Statement originally filed on April 8, 2011. Other than the inclusion of the stockholder letter, the Proxy Statement originally filed on April 8, 2011 remains unchanged.

ONVIA STOCKHOLDER LETTER

Dear Stockholders:

Last October I had the privilege of joining Onvia as your new CEO. As I stated in our earnings call in February, Onvia’s leadership team and I have created and begun to execute a turnaround plan. This plan has five key initiatives all designed to create stockholder value and drive greater customer satisfaction.

The first initiative is cost reduction and business simplification. Expenses are being reduced by adding focus, clarity and priorities throughout the organization. We have made significant progress in this area. In total, we have reduced annual operating expenses by 8% or $1.9 million. We also reduced our marketing budget by $620,000 annually, by eliminating programs that did not yield an acceptable return. In addition, employee benefit expenses were reduced by $200,000 despite health insurance premiums rising 14% over 2010. Our employees have assumed a higher percentage of their benefit cost and we appreciate their support in accepting this change. Typically we do not provide guidance, however, our cost reduction initiative is expected to double our 2010 adjusted EBITDA of $1.8 million.

Our second initiative is the restructuring of our Small and Medium Business, or SMB, sales and marketing program. In the past Onvia has used a transactional telemarketing model to “push” our services to any company with even a peripheral interest in the government procurement market. This was a highly inefficient and expensive way of doing business. We have replaced the mass market transactional model with a “targeted accounts” program. Using our own database we are identifying those companies with a strategic, long-term interest in the public procurement market based on the volume of their bidding activity and the geographical scope of their government marketing program. We no longer market to the “casual user” through SMB, where customer retention is problematic. SMB sales is now organized by vertical market so our account teams better understand our clients’ business and can recommend the best solution for their public procurement information needs. Success of the “targeted accounts” program will be measured by our ability to drive higher average contract value per client (ACVC) and, ultimately, increased retention rates. I am pleased to report that in January 2011 our ACVC was $5,830, a 28% increase over fourth quarter of 2010.

Our third initiative is to expand the distribution of Onvia content through channel sales programs and partnerships. This will give us the opportunity to reach the “casual user” of government procurement data who is not part of our “targeted accounts” program. Potential partners include trade publishers, database companies, lead generation companies and software and business intelligence providers. In some cases we will “white label” our content if the partners’ brand is more powerful in their target market. In other cases, we will co-brand with our channel partner. In all cases, derivative content from our database will be offered without full access to the database. At the end of 2010, total contract value from channel partnerships was $2.1 million. The success of this initiative will be measured by our ability to secure new channel partners and drive higher content license contract value.

Our fourth initiative is to develop and execute an enterprise sales and marketing program. This is directed to the largest companies that offer the most business potential for Onvia. We have hired John Besteman as Vice President of Enterprise Sales to lead this initiative. John has extensive background in both enterprise selling as well as in the information services industry. John spent fourteen years with The Gartner Group as Vice President of North American sales, including a government sales team. John has the experience, ability and drive to lead our enterprise sales initiative.

Our fifth and final initiative is to institute a market driven product development process and expand the applications available to customers through our database. Today the majority of our customers use our database to generate public sector sales leads. Our content and technology platform are valuable assets that can be leveraged to deliver additional applications for our customers such as competitive analysis, market sizing, pricing benchmarks, channel partner selection and evaluation and allocation of government marketing spend across the country. We want to be certain that we are building solutions that exceed customers’ expectations. This year we have created a Customer Advisory Board of twelve of our largest customers to give us feedback on the strategic direction of our product roadmap. We will also reach out to customers with surveys, as wells as harnessing their feedback on service prototypes before they are launched. By focusing on the right market and by forming a closer connection with our customers, we believe we can deliver exceptional solutions that solidify our position as an essential strategic business partner with our customers. In addition, with the heavy platform investment behind us, our 2011 new product investment budget is $1.8 million, a $2 million reduction from 2010. The reduced capital spending combined with the operating expense reductions outlined in our first initiative is expected to reduce total cash spending by approximately $4 million in 2011 compared to fiscal year 2010.

I came to Onvia because of the significant market opportunity and the valuable content and technology assets Onvia has to offer to this large and fragmented gBusiness marketplace. Our turnaround plan is designed to build a profitable and sustainable business model. I am confident that we have the right strategy, organization, talent and culture to successfully execute this plan. We are committed to maximizing stockholder value. We appreciate your support and look forward to reporting on our progress in the months ahead.

Henry G. Riner

President & CEO

Cautionary Note

In addition to the historical information contained herein, the foregoing letter to stockholders contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in the letter, the words “believes,” “anticipates,” “may,” “will,” “should,” “expects,” “plans,” “estimates,” “predicts,” “potential,” “continue,” “intends” or the negative of these and similar expressions are intended to identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not a forward-looking statement. Forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the letter. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010. Onvia undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events. Readers are urged, however, to review the factors and risks described in reports Onvia files from time to time with the Securities and Exchange Commission.

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income/(loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including the company’s competitors) may define adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Income / (Loss) to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Income / (Loss) to adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Income / (Loss) to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended December 31
	December 31 2010	September 30 2010	December 31 2009	2010	2009
GAAP net income / (loss)	$150	$109	$115	$(805)	$(547)
Reconciling items from GAAP to Adjusted EBITDA
Interest income, net	(7)	(10)	(26)	(88)	(52)
Depreciation and amortization	652	608	583	2,724	1,817
Amortization of stock-based compensation	(100)	78	165	12	449

Adjusted EBITDA	$695	$785	$837	$1,843	$1,667

2011 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Seattle, Washington

April 8, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of the Stockholders of Onvia, Inc. It will be held on Tuesday, May 10, 2011 at 1:00 p.m. Pacific Time, at our executive offices located at 509 Olive Way, Suite 400, Seattle, Washington 98101.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR Item 1.

Please read this Proxy Statement carefully to learn more about this and related matters. Our Annual Report for 2010 is also included to give you more information about our progress.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your shares using the Internet, the phone, or by mail.

Sincerely,

D. Van Skilling Chairman of the Board	Henry G. Riner President & CEO

Notice of Annual Meeting of Stockholders

When:	1:00 p.m., Pacific Time, Tuesday, May 10, 2011

Where:	509 Olive Way, Suite 400 Seattle, Washington 98101

Record Date:	March 15, 2011

Agenda:	1. Election of one Class II director to serve a term of three years.

2. Any other business that may properly come before the Annual Meeting.

The Board of Directors urges you to vote FOR Item 1.

More information on all of these matters is included in the following Proxy Statement. You are entitled to vote on these matters and to attend the Annual Meeting if you held Onvia shares as of the close of business on our record date, March 15, 2011.

This Proxy Statement is being sent to Onvia’s stockholders on or about April 8, 2011.

Voting Instructions—YOUR VOTE IS IMPORTANT!

Please vote your shares, whether or not you plan to attend the Annual Meeting, by completing and returning your proxy card or using the Internet or phone and following the instructions on your proxy card or voting instruction form. This helps to ensure the presence of a quorum at our Annual Meeting so we can transact business. When you vote your shares promptly, you also help save costs we might otherwise incur for additional proxy solicitation. Voting now by Internet, phone or mail will not prevent you from changing your vote later. Instructions for changing your vote are given on page 2.

For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the Annual Meeting, during ordinary business hours at our executive offices located at 509 Olive Way, Suite 400, Seattle, Washington 98101.

PLEASE DO NOT SUBMIT A PAPER PROXY CARD OR VOTING INSTRUCTION FORM

IF YOU ARE VOTING BY INTERNET OR PHONE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 10, 2011.

This Proxy Statement and 2010 Annual Report are available at http://www.edocumentview.com/ONVI.

ONVIA, INC.

509 Olive Way, Suite 400

Seattle, Washington 98101

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 10, 2011

The Board of Directors is issuing this Proxy Statement to solicit proxies for the Annual Meeting of Stockholders on May 10, 2011 at 509 Olive Way, Suite 400, Seattle, Washington 98101. This Proxy Statement contains important information about the business matters that will be voted on at the Annual Meeting. This Proxy Statement and proxy card were first sent to stockholders on or about April 8, 2011.

GENERAL INFORMATION

Voting Rights and Quorum

Stockholders eligible to vote at the Annual Meeting are those identified as owners at the close of business on the record date, March 15, 2011. Each outstanding share of common stock is entitled to one vote on all items presented at the Annual Meeting. At the close of business on March 15, 2011, Onvia had 8,437,207 shares of common stock outstanding and entitled to vote.

A majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will be counted as present in determining the presence of a quorum.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all of your shares are voted.

Proxies Not Returned and Broker Non-Votes

If your shares are held in your name, you must return your proxy, vote by telephone or via the Internet, or attend the Annual Meeting in person in order to vote on the proposal. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers may vote such shares on behalf of their clients with respect to routine matters, but not with respect to non-routine matters. If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but the broker may not vote on non-routine matters, such as the election of directors, in the absence of client instruction. This is called a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

Vote Required

Election of Directors

Directors are elected by a plurality of the votes cast for election of directors. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. Proxies signed and returned unmarked will be voted FOR the nominee for Class II director. Please note that brokers may no longer vote on the election of directors in the absence of specific client instruction. Those who hold shares in a brokerage account are encouraged to provide voting instructions to their broker. Votes that are not returned, withheld or broker non-votes will have no effect on the outcome of the election.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Proxy Solicitation

The accompanying proxy is solicited by the Board of Directors for use at the Annual Meeting. We will bear the costs of soliciting proxies. In addition to soliciting stockholders by mail and through our employees, we may request banks, brokers, custodians, nominees, and fiduciaries to solicit customers for whom they hold shares of our common stock, and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our directors, officers, and others to solicit proxies, personally, by telephone or otherwise, without additional compensation. We have not retained the services of a proxy solicitor in connection with the Annual Meeting.

Voting of Proxies and Revocation

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned but not marked will be voted FOR the director nominee and in accordance with the best judgment of the named proxies on any other matters that may come before the meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority, such as the election of directors. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to Onvia’s Corporate Secretary a written instrument revoking the proxy with a later date, or by attending the Annual Meeting and voting in person.

We urge you to promptly vote and submit your proxy by telephone, over the Internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

PROPOSAL NO. 1: ELECTION OF DIRECTOR

Onvia’s Board of Directors currently consists of eight directors. However, as a result of Michael Pickett’s retirement as Chairman, President and CEO, and his decision not to stand for re-election as a director at the 2011 Annual Meeting, the Board will be decreased to seven, effective May 10, 2011, the date of the Annual Meeting. For election purposes, the Board is divided into three classes. Each class serves a different three-year term, such that one of the three classes stands for election each year. Class II will be elected at the 2011 Annual Meeting. Because Mr. Pickett is a Class II director, and is not standing for re-election, Class II will be reduced to one director to be elected at the 2011 Annual Meeting. Roger L. Feldman has been designated by the Board as the nominee for election as a Class II director for a term expiring at the Annual Meeting of Stockholders in 2014, and until his successor is duly elected and qualified. Mr. Feldman currently serves as a director of Onvia.

Class II Director Nominee (If Elected, Term Expires at the 2014 Annual Meeting)

Roger L. Feldman, age 49, has served as a director of Onvia since March 2004. Mr. Feldman is a principal of West Creek Capital, an investment firm he co-founded in 1992. Prior to forming West Creek Capital, Mr. Feldman was an investment banker and an attorney. Mr. Feldman has a strong background in business and finance, corporate and securities laws and corporate governance matters.

Class III Directors (Terms Expire at the 2012 Annual Meeting)

Jeffrey C. Ballowe, age 55, has served as a director of Onvia since December 1999. Before leaving Ziff Davis at the end of 1997 where he was president of the Interactive Media Division, Mr. Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV (became TechTV), and the initial ZD/Softbank investments in Yahoo!, Inc. Mr. Ballowe has served on a number of public and private company boards besides Onvia, including NBCi. He currently serves on the board of or advises a number of companies including Anvato, Inc., Iconology, Inc. and IncentAlign, Inc. Mr. Ballowe has a strong background in business and finance, with extensive experience in sales and marketing, strategic planning, and public company executive compensation.

Robert G. Brown, age 64, has served as a director of Onvia since November 2004, and the lead director since October 2005. Mr. Brown is currently President of Brightwood Advisors, a private company providing business consulting to technology companies and investors. Prior to Brightwood Advisors, Mr. Brown was Group President with Harte-Hanks, a provider of direct marketing services, and President and CEO of ZD Market Intelligence, a division of Ziff Davis, Inc. Mr. Brown has a strong executive background with extensive executive experience in sales and marketing, corporate finance and accounting, and strategic planning.

Michael E.S. Frankel, age 42, has served as a director of Onvia since November 2010. Mr. Frankel has served as SVP Business Development and M&A of LexisNexis Group, a leading global provider of content-enabled workflow solutions, since January 2008. Mr. Frankel previously served as SVP Corporate Development and Strategy for Information Resources Inc., a provider of enterprise market information solutions and services, from 2005 to 2008, VP Business Development for GE Capital, the financial services unit of General Electric, from 2003 to 2005, and VP Corporate Development for VeriSign, Inc., a leading provider of online security, from 2000 to 2003. Mr. Frankel was also an investment banker with Merrill Lynch and a corporate attorney with Skadden, Arps. Mr. Frankel has a strong background in corporate strategy, strategic transactions, business and finance, corporate and securities laws and corporate governance matters.

Class I Directors (Terms Expire at the 2013 Annual Meeting)

James L. Brill, age 59, has served as a director of Onvia since March 2004. Since January 1, 2007, he has served as Senior Vice President of Finance and Chief Financial Officer of On Assignment, Inc., a staffing agency for science, information technology and healthcare professionals. From July 1999 to December 2006, he served as Vice President of Finance and Chief Financial Officer of Diagnostic Products Corporation, a medical diagnostics manufacturer. From August 1998 to June 1999, Mr. Brill served as Chief Financial Officer of Jafra Cosmetics International, a cosmetics manufacturer, and Vice President of Finance and Administration and Chief Financial Officer of Vertel Corporation from 1996 to 1998. Mr. Brill has a strong executive background, with extensive experience in corporate finance, accounting and strategic planning.

Henry G. Riner, age 60, has served as a director of Onvia since November 2010, and was appointed President and Chief Executive Officer of Onvia effective October 2010. Before joining Onvia, Mr. Riner was CEO of OSG Billing Services (“OSG”), a New Jersey-based company that provides web-based invoice and statement printing services since 2009. From 2006 to 2008, he served as CEO of CoAMS, Inc., a trade promotions management company, and CEO of SourceLink, Inc. (“SourceLink”), a direct marketing services provider, from 1997 to 2005. Prior to SourceLink, Mr. Riner was CEO of University Microfilm (now known as ProQuest), the information and learning division of Bell and Howell Company, from 1994 until 1997. As President and Chief Executive Officer, Mr. Riner serves as the primary liaison between the Board and management and as the executive with overall responsibility for executing Onvia’s strategic plan.

D. Van Skilling, age 77, has served as a director of Onvia since November 2004, and effective November 2010, was appointed Chairman of the Board. He has been President of Skilling Enterprises since March 1999. He retired in April 1999 as Chairman and CEO of Experian Information Systems Inc., positions he held since Experian was formed in 1996. Previously he was employed by TRW, Inc. for twenty-seven years, and was Executive Vice President from 1989 to 1996. He is a director of The American Business Bank, the lead director of CoreLogic, Inc. and a former director of First American Corporation, First Advantage Corporation, The Lamson and Sessions Company and McData Corporation. Mr. Skilling has a strong executive background with extensive executive experience in corporate finance and strategic planning, corporate governance and public company executive compensation.

THE BOARD RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEE.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 1, 2011, certain information with respect to the beneficial ownership of Onvia’s common stock by: (i) each stockholder known by Onvia to be the beneficial owner of more than 5% of its common stock; (ii) each of its directors; (iii) the Named Executive Officers identified in the 2011 Summary Compensation Table; and (iv) all executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Class (3)
Asamara, LLC (4)	1,598,239	18.96%
Nadel and Gussman Energy, LLC
James F. Adelson
Stephen J. Heyman
15 East 5th Street, 32nd Floor
Tulsa, OK 74103
STG UGP, LLC (5)	1,242,781	14.74%
STG III GP LP
STG III LP
STG III-A LP
Romesh Wadhwani
2475 Hanover Street
Palo Alto, CA 94304
Michael D. Pickett, Director, Former President and CEO (6)	874,676	9.69%
85 Briarwood Lane
Friday Harbor, WA 98250
Diker Management, LLC (7)	801,494	9.51%
Diker GP, LLC
Charles M. Diker
Mark N. Diker
730 Fifth Avenue, 15th Floor
New York, NY 10019
Roger L. Feldman, Director (8) (9)	481,200	5.67%
3 Bethesda Metro Center, Suite 810
Bethesda, MD, 20814
Harvey Hanerfeld (8) (10)	438,118	5.20%
3 Bethesda Metro Center, Suite 810
Bethesda, MD, 20814
Irvine N. Alpert, Executive Vice President (11)	171,947	2.00%
Jeffrey C. Ballowe, Director (12)	127,075	1.50%
Robert G. Brown, Director (13)	78,940	*
Cameron S. Way, Chief Financial Officer (14)	67,774	*
James L. Brill, Director (15)	60,562	*
D. Van Skilling, Director (16)	58,776	*
Eric T. Gillespie, Former Senior Vice President, Products, Technology and Information (17)	11,500	*
Michael S. Balsam, Former Chief Strategy Officer (18)	6,310	*
Naveen Rajkumar, Senior Vice President and Chief Information Officer (19)	5,000	*
Michael E.S. Frankel, Director	1,500	*
Henry G. Riner, Director, President and CEO	—	*
All current directors and executive officers as a group (14 persons) (20)	1,945,260	20.46%

*	Less than 1%

(1)	Except as otherwise indicated, the persons or entities named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information in the footnotes to this table.

(2)	Under the Securities and Exchange Commission, or SEC’s rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person upon the exercise of options within 60 days of March 1, 2011.

(3)	Calculated on the basis of 8,430,579 shares of common stock outstanding as of March 1, 2011, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 1, 2011 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership.

(4)	According to Schedule 13D filed on June 17, 2005. Asamara, LLC has sole voting and dispositive power over 1,236,481 shares. Nadel and Gussman Energy, LLC has sole voting and dispositive power over 361,758 shares. James F. Adelson and Stephen J. Heyman are managers of Asamara, LLC and Nadel and Gussman Energy, LLC. Mr. Adelson and Mr. Heyman are reported to have shared voting and dispositive power over 1,598,239 shares.

(5)	According to Schedule 13D filed on December 21, 2010, 1,097,251 shares are owned by STG III, LP and 145,530 shares are owned directly by STG III-A, LP. STG III GP, LP is the sole general partner of STG III, LP and STG III-A, LP and consequently has the power to vote or direct the voting, or dispose, or direct the disposition of all the shares. STG UGP, LLC is the sole general partner of STG III GP, LP and controls the voting or disposition of all the shares. Dr. Wadhwahi is the Manager of STG UGP, LLC and either has the sole authority and discretion to manage and conduct the affairs of STG UGP, LLC, or has veto power over the management and conduct of STG UGP, LLC.

(6)	Mr. Pickett’s beneficial ownership includes 271,883 shares held directly, 2,793 shares held in the Onvia Unitized Stock Fund, or Unitized Fund, under the Onvia, Inc. Savings and Retirement Plan, or 401(k) Plan, and 600,000 shares issuable upon exercise of options granted under the Amended and Restated 1999 Stock Option Plan, or 1999 Plan, which are exercisable within 60 days of March 1, 2011. Mr. Pickett retired as President and CEO effective October 4, 2010 and resigned as Chairman on November 9, 2010.

(7)	According to Schedule 13G filed on February 14, 2011. Diker GP, LLC, is the general partner of Diker Value-Tech Fund, LP, Diker Value Tech QP Fund, LP, Diker Micro-Value Fund, LP, Diker Micro-Value QP Fund, LP, Diker Micro and Small Cap Fund, LP, and Diker M&S Cap Master, Ltd. (collectively, the “Diker Funds”), and beneficially owns 637,739 shares. Diker Management, LLC is the investment manager of Diker Funds, and beneficially owns 801,494 shares. Charles M. Diker and Mark N. Diker are the managing members of Diker GP, LLC and Diker Management, LLC, and beneficially own 801,494 shares.

(8)	Mr. Feldman and Mr. Hanerfeld are the sole owners and managing members of West Creek Capital, LLC (“West Creek”), which is the investment adviser to West Creek Partners Fund L.P., or Partners Fund, which owns 407,502 shares. Mr. Feldman is a member owner of Oliver Street Capital, LLC, which owns 8,386 shares. Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared power to direct the voting and disposition of the shares owned by the Partners Fund and Oliver Street Capital.

(9)	Mr. Feldman’s beneficial ownership includes 407,502 shares owned by the Partners Fund, 8,386 shares owned by Oliver Street Capital, 14,750 shares held directly by Mr. Feldman, 37,604 shares issuable upon exercise of options granted under the 1999 Plan, 4,958 shares issuable upon exercise of options granted under the Onvia, Inc. 2008 Equity Incentive Plan, or the 2008 Plan, and 8,000 shares issuable upon exercise of options granted under the 2000 Directors’ Stock Option Plan, or the Director’s Plan, all of which are exercisable within 60 days of March 1, 2011.

(10)	Mr. Hanerfeld’s beneficial ownership includes 407,502 shares owned by the Partner’s Fund, 8,386 shares owned by Oliver Street Capital, and 22,230 shares held directly by Mr. Hanerfeld.

(11)	Mr. Alpert’s beneficial ownership includes 7,229 shares held directly, 2,795 shares held in the Unitized Fund under the Onvia 401(k) Plan, and 161,923 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2011.

(12)	Mr. Ballowe’s beneficial ownership includes 84,816 shares held directly, 37,384 shares issuable upon exercise of options granted under the 1999 Plan, 2,875 shares issuable upon exercise of options granted under the 2008 Plan, and 2,000 shares issuable upon exercise of options granted under the Directors’ Plan, all of which are exercisable within 60 days of March 1, 2011.

(13)	Mr. Brown’s beneficial ownership includes 17,649 shares held directly, 48,541 shares issuable upon exercise of options granted under the 1999 Plan, 4,750 shares issuable upon exercise of options granted under the 2008 Plan, and 8,000 shares issuable upon exercise of options granted under the Directors’ Plan, all of which are exercisable within 60 days of March 1, 2011.

(14)	Mr. Way’s beneficial ownership includes 7,951 shares held directly, 1,747 shares held in the Unitized Fund under the Onvia 401(k) Plan, 56,376 shares issuable upon exercise of options granted under the 1999 Plan, and 1,700 shares issuable upon exercise of options granted under the 2008 Plan, all of which are exercisable within 60 days of March 1, 2011.

(15)	Mr. Brill’s beneficial ownership includes 10,000 shares held directly, 37,604 shares issuable upon exercise of options granted under the 1999 Plan, 4,958 shares issuable upon exercise of options granted under the 2008 Plan, and 8,000 shares issuable upon exercise of options granted under the Directors’ Plan, all of which are exercisable within 60 days of March 1, 2011.

(16)	Mr. Skilling’s beneficial ownership includes 11,966 shares held directly, 33,020 shares issuable upon exercise of options granted under the 1999 Plan, 5,790 shares issuable upon exercise of options granted under the 2008 Plan, and 8,000 shares issuable upon exercise of options granted under the Directors’ Plan, all of which are exercisable within 60 days of March 1, 2011.

(17)	Mr. Gillespie resigned as Senior Vice President, Products, Technology and Information effective October 15, 2010.

(18)	Mr. Balsam resigned as Chief Strategy Officer effective December 31, 2010.

(19)	Mr. Rajkumar’s beneficial ownership includes 5,000 shares issuable upon exercise of options granted under the 2008 Plan, all of which are exercisable within 60 days of March 1, 2011.

(20)	Includes 1,076,483 shares of common stock subject to options exercisable within 60 days of March 1, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Onvia’s directors, its executive officers, and persons who beneficially own more than 10% of its common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of Onvia’s common stock with the SEC. To Onvia’s knowledge, all persons subject to these reporting requirements filed their Section 16 report on time during 2010, except that the stock option grants that occurred on May 7, 2010 for our independent directors were reported late.

CORPORATE GOVERNANCE

Board of Directors and Committee Information

The Board of Directors has determined that each of Onvia’s directors, with the exception of Onvia’s President and Chief Executive Officer, is independent within the meaning of NASDAQ’s listing standards. At each Board meeting the independent directors meet in separate executive session without any member of management present. In the absence of the Chairman of the Board, the lead director presides over these meetings.

In 2005, our Board elected Mr. Brown to serve as “lead director” as a liaison with independent directors when the chairman of the board was also Onvia’s chief executive officer, to ensure constructive relationships among the directors, and to provide leadership to enhance effectiveness at Board meetings. As a result of Mr. Pickett’s retirement as Chief Executive Officer in October 2010, the roles of Chairman and Chief Executive were separated. In October, Mr. Riner was appointed the President and Chief Executive Officer, and in November 2010, Mr. Skilling assumed the role of Chairman. In keeping with emerging best practices in corporate governance, the Board determined that, following Mr. Pickett’s retirement as Chairman, the Board would be best served by an independent Chairman. Mr. Skilling has traditional responsibilities of a board chairman, including managing the Board’s agenda. Mr. Brown continues to serve as lead director, with responsibilities including serving as a liaison from the Board to stockholders.

The Board is actively involved in oversight of risks that could affect Onvia. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Onvia.

The Board of Directors has three committees that perform certain functions for the Board. The current committees of the Board are the Audit Committee, Compensation Committee and Nominating and Governance Committee.

The Board of Directors met six times during 2010. During the year, all of our directors, other than Mr. Frankel who joined the Board in November 2010, attended 75% or more of the Board meetings and meetings of the committees on which they served. The following table shows which directors presently serve on each committee and how many times the committees met in 2010.

Name	Audit	Compensation	Nominating and Governance
Jeffrey C. Ballowe		X
James L. Brill	Chair		X
Robert G. Brown (1)	X	Chair
Roger L. Feldman	X	X	X
Michael E.S. Frankel (2)		X	Chair
Michael D. Pickett (3)
Henry G. Riner
D. Van Skilling
Total Meetings in 2010	4	5	2

(1)	Mr. Brown replaced Mr. Skilling as Chair of the Compensation Committee in November 2010.

(2)	Mr. Frankel replaced Mr. Feldman as Chair of the Nominating and Governance Committee upon his appointment as a director in November 2010.

(3)	Mr. Pickett retired as Chairman of the Board effective November 2010, and will retire from the Board effective May 10, 2011.

Audit Committee

The Audit Committee provides oversight of the quality and integrity of Onvia’s accounting, auditing and financial reporting practices. It exercises its oversight obligations through regular meetings with management and Onvia’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). The Audit Committee retains our independent auditors, reviews their independence, reviews and approves the planned scope of our annual audit, reviews and approves any fee arrangements with our auditors, oversees their work, reviews and pre-approves, as appropriate, any non-audit services that they may perform, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies, and reviews and approves any related person transactions. The Audit Committee charter describes the Committee’s responsibilities. It is posted at http://media.corporate-ir.net/media_files/irol/10/102122/CorpGov/OnviaAuditCommitteeCharter.pdf. The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated James L. Brill, chair, as an “audit committee financial expert” as defined in SEC rules.

The Audit Committee is responsible for oversight of risks relating to Onvia’s accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Committee meets regularly with Onvia’s Chief Financial Officer, General Counsel, Deloitte and management. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the independent auditors, the status of material litigation, accounting changes that can affect Onvia’s financial statements and proposed audit adjustments.

Compensation Committee

The Compensation Committee is responsible for reviewing and approving the strategy and design of Onvia’s compensation and benefits programs, making recommendations to the Board for incentive compensation and equity based plans, making recommendations to the Board regarding the chief executive officer’s compensation, reviewing and approving salaries and incentive compensation of Onvia’s executive officers, and administering Onvia’s stock option and incentive compensation plans. The Compensation Committee’s charter describes the Committee’s responsibilities. It is posted at http://media.corporate-ir.net/media_files/irol/10/102122/CorpGov/OnviaCompensationCommitteeCharter.pdf. The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of the NASDAQ rules, the “outside director” requirements of Section 162(m) of the Internal Revenue Code and the “non-employee director” requirements for Section 16 purposes under SEC rules.

The Compensation Committee is responsible for the oversight of risks relating to Onvia’s compensation and benefits programs. To assist it in satisfying these oversight responsibilities, the Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made and the risks arising from Onvia’s compensation policies and practices. The Committee concluded that risks arising from Onvia’s compensation policies and practices are not reasonably likely to have a material adverse effect on Onvia. The Compensation Committee is directly responsible for the appointment, compensation and oversight of outside compensation consultants, legal counsel and any other advisors retained by the Committee.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and recruits individuals to serve as Onvia’s directors, makes recommendations to the Board of Directors regarding director membership and chairs of the Board’s committees, advises the Board of Directors with respect to matters of Board composition and procedures, monitors emerging trends in corporate governance, develops and recommends to the Board of Directors corporate governance guidelines, considers recommended nominees submitted to the Board of Directors by stockholders, monitors company compliance with Onvia’s Code of Business Ethics and Conduct, a copy of which is available on Onvia’s website at www.onvia.com, and oversees the annual evaluation of the effectiveness of the Board of Directors and its committees. The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at http://media.corporate-ir.net/media_files/irol/10/102122/CorpGov/OnviaNominatingGovernanceCharter.pdf. The Board has determined that each member of the Nominating and Governance Committee meets the independence requirements of the NASDAQ rules.

The Nominating and Governance Committee is responsible for the oversight of risks relating to management and Board succession planning and stakeholder responses to Onvia’s ethics and business practices. To satisfy these oversight responsibilities, the Committee receives reports from Onvia’s officers responsible for each of these risk areas.

Stockholder Communications with Directors

We have established a communication mechanism so that our stockholders can communicate with our directors. Stockholders are welcome to communicate directly with the Board of Directors by contacting Mr. Brown, our lead director, by email at investorrelations@onvia.com with a subject line noting “Stockholder Communications to Onvia Board of Directors” or by writing to Robert G. Brown, Onvia, Inc., 509 Olive Way, Suite 400, Seattle, Washington 98101, ATTN: Stockholder Communications. Mr. Brown will forward all such stockholder communications to the entire Board of Directors, a Board committee, or an individual director, as appropriate, at the next scheduled Board of Directors or committee meeting. No action has been taken by the Board of Directors resulting from a stockholder communication during 2010.

Director Attendance at Annual Stockholders Meetings

Onvia invites all directors to attend the Annual Meeting each year. Mr. Pickett attended our 2010 Annual Meeting.

Code of Ethics

All of our directors, officers and employees must adhere to our code of ethics, which is publicly available on our website at www.onvia.com and is also available in print to any stockholder upon request. This code reflects our long-standing commitment to honest and ethical conduct. The code addresses a number of topics, but is designed primarily to promote:

•	Ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in the reports and documents we file with the SEC and in our other public communications;

•	Compliance with applicable laws, rules and regulations;

•	Prompt internal reporting of violations of the code; and

•	Accountability for adherence to the ethical standards set forth in the code.

DIRECTOR NOMINATIONS

The Board of Directors has adopted procedures for nominating director candidates and considering nominees recommended by stockholders (the “Nomination Procedures”). The Nomination Procedures describe the process by which director candidates are selected, the qualifications that those candidates must and should possess, and the procedure for stockholders to submit recommendations for director nominees. The Nomination Procedures are administered by the Nominating and Governance Committee and are described below.

The Nominating and Governance Committee believes that candidates for director should meet certain minimum qualifications, including being able to read and understand financial statements, having substantial business experience, having high moral character and personal integrity, and having sufficient time to attend to their duties and responsibilities to Onvia. Exceptional candidates who do not meet all of these criteria may still be considered. The Nominating and Governance Committee will also consider the potential director’s independence, whether the member would be considered an “Audit Committee Financial Expert” as described in the applicable SEC standards, and the diversity that the potential director would add to the Board of Directors in terms of gender, ethnic background, and professional experience.

The Nominating and Governance Committee identifies potential candidates through its members’ networks of contacts, by soliciting recommendations from other directors or executive officers, and, as appropriate, engaging search firms to identify and screen suitable director nominees. After the Nominating and Governance Committee has identified a potential candidate, publicly available information about the person is collected and reviewed. If the Nominating and Governance Committee decides to further pursue the potential candidate after this initial review, contact is made with the person. If the potential candidate expresses a willingness to serve on the Board of Directors, interviews are conducted with the potential candidate and additional information is requested. Candidates are chosen by a majority vote of the members of the Nominating and Governance Committee for recommendation to the Board of Directors.

Director Nominees Recommended by Stockholders

The Nominating and Governance Committee will consider director candidates recommended by stockholders on the same basis as other candidates, provided that the following procedures (in addition to others set forth in our bylaws) are followed in submitting recommendations:

1.	Stockholders desiring to nominate a director candidate should submit a written recommendation to Onvia’s Corporate Secretary at 509 Olive Way, Suite 400, Seattle, WA 98101.

2.	Submissions must include the potential candidate’s five-year employment history with employer names and a description of the employer’s business, the candidate’s experience with financial statements, and the candidate’s other board memberships.

3.	Submissions must be accompanied by a written consent of the director candidate to stand for election if nominated by the Nominating and Governance Committee and approved by the Board of Directors, and to serve if elected by the stockholders.

4.	Submissions must be accompanied by proof of ownership of Onvia’s common stock by the person submitting the recommendation.

5.	Recommendations must be received by February 10, 2012 (and no sooner than January 10, 2012) to be considered for nomination at the 2012 Annual Meeting. Recommendations received after February 10, 2012 will be considered for nomination at the 2013 Annual Meeting.

AUDIT COMMITTEE REPORT

The Audit Committee has three members, each of whom is an independent director under NASDAQ and SEC rules, and operates under a written charter adopted by the Board of Directors in March 2004.

The Audit Committee selects an independent registered public accounting firm to be engaged as our independent auditors. The independent auditors are responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held four meetings during 2010. The meetings were designed to facilitate and encourage communications between the Audit Committee, management, and our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2010 with management and the independent auditors.

The Audit Committee discussed and reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Deloitte the issue of its independence from Onvia, and satisfied itself as to the auditors’ independence.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Audit Committee

James L. Brill, Chair

Robert G. Brown

Roger L. Feldman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES

Deloitte served as our independent registered public accounting firm in 2010 and 2009. The following table shows the fees Onvia paid or accrued for audit and other services provided by Deloitte for the years ended December 31, 2010 and 2009:

	2010	2009
Audit Fees	$319,300	$318,000
Audit-Related Fees	—	3,000
Tax Fees	15,253	13,650

Total	$334,553	$334,650

Audit Fees

Audit fees for 2010 and 2009 consist of the fees paid to Deloitte for the audit of Onvia’s annual financial statements and for reviews of Onvia’s financial statements included in Onvia’s quarterly Reports on Form 10-Q during the fiscal years ended December 31, 2010 and 2009.

Audit-Related Fees

There were no audit-related fees during 2010. Audit-related fees for 2009 related to a consultation regarding a stock option exercise scenario. There was no impact to the financial statements related to the scenario for 2009.

Tax Fees

Tax fees consist of various tax compliance and consulting services for the fiscal years ended December 31, 2010 and 2009.

All Other Fees

There were no other fees that were not included above for the fiscal years ended December 31, 2010 and 2009.

The Audit Committee’s charter provides that it shall pre-approve all audit and non-audit services. The Audit Committee pre-approved all services provided by our auditor in 2010. The Audit Committee has considered the role of Deloitte in providing non-audit services to Onvia and has concluded that such services are compatible with Deloitte’s independence as our auditors.

A representative of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to answer questions.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid to or earned by: (a) Onvia’s President and Chief Executive Officer; (b) the two other most highly compensated executive officers based on 2010 compensation; (c) Onvia’s former President and Chief Executive Officer; and (d) two other former executive officers who are no longer executives of Onvia, but would otherwise have qualified for inclusion in the table due to the level of compensation during 2010 (together, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Henry G. Riner (2) Chief Executive Officer and President	2010	$86,175	$75,000	$247,932	$—	$17,557	$426,664
	2009	$—	$—	$—	$—	$—	$—

Cameron S. Way (3) Chief Financial Officer	2010	$174,857	$—	$29,361	$—	$1,500	$205,718
	2009	$172,000	$—	$—	$34,056	$3,231	$209,287

Irvine N. Alpert (4) Executive Vice President	2010	$180,000	$—	$—	$101,435	$1,500	$282,935
	2009	$180,000	$—	$—	$95,430	$3,950	$279,380

Michael D. Pickett (5) Former Chairman, Chief Executive Officer and President	2010	$250,000	$—	$—	$—	$258,330	$508,330
	2009	$250,000	$—	$—	$—	$3,950	$253,950

Michael S. Balsam (6) Former Chief Strategy Officer	2010	$180,000	$—	$11,745	$39,944	$166,317	$398,006
	2009	$171,875	$—	$—	$40,055	$3,263	$215,193

Eric T. Gillespie (7) Former Senior Vice President, Products, Technology and Information	2010	$178,125	$—	$19,085	$—	$260,059	$457,269
	2009	$225,000	$—	$—	$44,550	$3,750	$273,300

(1)	Amounts in the Option Awards column represent the aggregate grant date fair value of option awards. Onvia calculated the fair value of each option award on the date of grant using the Black-Scholes valuation model. Weighted average assumptions used to calculate these fair values can be found in Note 2 of the Notes to Consolidated Financial Statements in Onvia’s Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

(2)	Mr. Riner’s annual base salary as of December 31, 2010 was $350,000. Mr. Riner’s bonus in 2010 consists of $75,000, a guaranteed bonus agreed to under the terms of his offer of employment. Mr. Riner was also granted a stock option for 180,000 shares of common stock upon commencing employment. All Other Compensation for Mr. Riner consists of relocation expenses and a housing allowance totaling $17,500 and a transportation subsidy of $57. The details of Mr. Riner’s employment arrangements are described on page 17.

(3)	Mr. Way’s annual base salary as of December 31, 2010 was $185,000. All Other Compensation for Mr. Way consists of $1,500 for a transportation subsidy.

(4)	Mr. Alpert’s annual base salary as of December 31, 2010 was $180,000. Mr. Alpert’s non-equity incentive compensation in 2010 consists of $101,435 in sales commissions pursuant to his commission agreement with Onvia. All Other Compensation for Mr. Alpert consists of $1,500 for a transportation subsidy.

(5)	Mr. Pickett’s annual base salary as of October 4, 2010, the effective date of his resignation as President and CEO, was $250,000. All Other Compensation for Mr. Pickett consists of a $250,000 transition payment and $6,830 for continuing medical coverage costs pursuant to his transition services agreement, and a transportation subsidy of $1,500. The details of the payments he received in connection with resignation, including the timing of the payments, are described on page 18.

(6)	Mr. Balsam’s annual base salary as of December 31, 2010, the effective date of his termination of employment with Onvia, was $180,000. Mr. Balsam’s non-equity incentive compensation in 2010 consists of $39,944 in earned incentive under his 2010 Variable Compensation Plan. All Other Compensation for Mr. Balsam consists of a $135,000 transition payment and $12,510 in continuing medical coverage costs pursuant to his separation agreement, $17,308 in earned but unused paid time off and a transportation subsidy of $1,500. The options granted to Mr. Balsam during 2010 were unvested on the date of his termination and were forfeited as a result. The details of the payments he received in connection with his termination of employment, including the timing of the payments, are described on page 18.

(7)	Mr. Gillespie’s annual base salary as of October 15, 2010, the effective date of his termination of employment with Onvia, was $225,000. All Other Compensation for Mr. Gillespie consists of a $225,000 severance payment and $12,237 in continuing medical coverage costs pursuant to his separation agreement, $21,634 in earned but unused paid time off and a transportation subsidy of $1,188. The options granted to Mr. Gillespie during 2010 were unvested on the date of his termination and were forfeited as a result. The details of the payments he received in connection with his termination of employment, including the timing of the payments, are described on page 18.

Other Compensatory Arrangements

The Named Executive Officers participate in medical, dental, life and disability insurance plans provided to all of our employees.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each individual named in the Summary Compensation Table at the end of fiscal year 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Share)	Option Expiration Date
Henry G. Riner (1)	—	180,000	$2.96	10/04/2020

Cameron S. Way (2)	4,376	—	$1.77	10/16/2011
	22,000	—	2.55	1/31/2013
	30,000	—	7.50	11/29/2014
	—	8,500	7.29	4/29/2020

Irvine N. Alpert	15,375	—	$1.48	8/31/2011
	16,548	—	1.48	2/22/2012
	30,000	—	2.55	1/31/2013
	100,000	—	7.50	11/29/2014

Michael D. Pickett (3)	600,000	—	$10.00	3/31/2012

Michael S. Balsam (4)	11,300	—	$2.55	3/31/2011
	3,133	—	6.10	3/31/2011
	3,135	—	7.10	3/31/2011
	40,000	—	7.50	3/31/2011
	3,135	—	8.10	3/31/2011
	30,000	—	8.17	3/31/2011
	3,135	—	9.10	3/31/2011
	3,135	—	10.10	3/31/2011

Eric T. Gillespie (5)	5,625	—	$5.05	1/15/2011
	12,666	—	8.95	1/15/2011
	12,666	—	9.95	1/15/2011
	12,666	—	10.95	1/15/2011
	12,666	—	11.95	1/15/2011
	12,666	—	12.95	1/15/2011

(1)	Mr. Riner’s unexercisable options have a five year vesting schedule, with twenty percent vesting upon the first anniversary of the grant date and ratable monthly vesting thereafter until fully vested in October 2015.

(2)	Mr. Way’s unexercisable options have a five year vesting schedule, with twenty percent vesting upon the first anniversary of the grant date and ratable monthly vesting thereafter until fully vested in April 2015.

(3)	Under the terms of Mr. Pickett’s transition services agreement, his outstanding options will continue to be exercisable through March 31, 2012 and any unexercised options will terminate on that date. The expiration date for these options has been adjusted to reflect this date.

(4)	The expiration date of Mr. Balsam’s options has been adjusted to reflect the remaining term to exercise the options as a result of Mr. Balsam’s resignation.

(5)	The expiration date of Mr. Gillespie’s options has been adjusted to reflect the remaining term to exercise the options as a result of Mr. Gillespie’s resignation. All of Mr. Gillespie’s options expired unexercised on January 15, 2011.

Potential Payments upon Termination or Change in Control

Each of our Named Executive Officers is entitled to certain payments and benefits in the event of a termination of employment or a change in control transaction.

Under Mr. Riner’s offer of employment, Mr. Riner will receive an annual base salary of $350,000 and will be eligible to receive a 2011 bonus targeted at $200,000 based upon goals to be mutually agreed upon. Mr. Riner will have an opportunity to receive a bonus award beyond target based on Onvia’s performance. His bonus paid for 2010 performance was guaranteed at $75,000. On his first day of employment, Mr. Riner was granted a stock option to purchase 180,000 shares of common stock under Onvia’s 2008 Equity Incentive Plan, vesting 20% after one year with the remainder vesting in 48 equal monthly installments. If Mr. Riner’s employment is terminated without cause, Onvia will pay him 12 months’ base salary.

Upon a change of control transaction, vesting of 20% of Mr. Riner’s unvested stock options shall accelerate. If within 12 months of a change in control transaction, Mr. Riner’s employment is terminated without cause or for good reason, vesting of 100% of Mr. Riner’s unvested stock options shall accelerate. Mr. Riner will also receive reimbursement for reasonable relocation expenses, including air travel and shipment of household goods and automobiles and up to six months of rental housing expenses, not to exceed $2,500 a month.

Onvia’s Board of Directors approved a severance package for the other current executives who are Named Executive Officers in July 2010. Upon termination of employment with Onvia without cause or by the executive for good reason, the other current executives who are Named Executive Officers will receive six months (nine months upon termination of employment on or before March 31, 2011) of (i) base salary, and (ii) medical and dental insurance benefits. Upon a change in control transaction, one hundred percent of the then-unvested options granted to the executive shall vest if such options are not assumed by the successor corporation (twenty-five percent if such options are assumed). If such options are assumed and the executive’s employment is either terminated other than for cause or good reason within twelve (12) months of a change of control transaction, one hundred percent of the Named Executive Officer’s then-unvested options shall vest and become exercisable. In addition, Mr. Alpert and Onvia entered into an employment agreement in February 2002. Pursuant to this agreement, Mr. Alpert will receive (in addition to the severance benefits described above) six months of accelerated vesting on unvested options upon termination of employment by Onvia without cause or by Mr. Alpert for good reason. Upon termination of Mr. Alpert’s employment due to Mr. Alpert’s disability, Mr. Alpert will receive base salary and medical and dental insurance benefits for ninety (90) days following the effective date of such termination.

Termination of employment for “cause” means: (i) any material and willful misconduct, fraud, or bad faith on the part of the executive in the performance of the executive’s duties as an employee of Onvia; (ii) the conviction of the executive of, or the entry of the executive of a plea of guilty or no contest to, any felony; (iii) the material breach by the executive of any provision in any material agreement between the executive and Onvia, if such breach is unremediated within 30 days after the executive receives written notice of such breach; (iv) the failure of the executive to comply with any lawful order or instruction of Onvia’s Board of Directors or its Chief Executive Officer within five days after written notice of such failure; or (v) the executive’s repeated and serious violations of the published and written rules or policies of Onvia.

Termination of employment by the executive for “good reason” means: (i) Onvia’s material breach of the terms of any employment agreement; (ii) the assignment to the executive of any duties that are substantially inconsistent with or materially diminish the executive’s position; (iii) a material reduction of the executive’s salary, or material adverse modifications to the stock options awarded to the executive, or material reduction in the executive’s total compensation hereunder; or (iv) a requirement that the executive be based at any office or location more than fifty miles from the executive’s primary work location.

Only terminations of employment by Onvia without cause or by the Named Executive Officer for good reason or termination of employment due to disability will trigger the severance benefits described above and detailed in the table below.

Upon termination, and as a condition to the receipt of any severance payments or option acceleration, each Named Executive Officer must sign a release agreement and is subject to certain non-compete and non-solicitation provisions as well as certain confidentiality and non-disparagement obligations, which last indefinitely.

Payments Made Pursuant to Separation Arrangements

Michael D. Pickett, Onvia’s former Chairman, President and Chief Executive Officer retired as President and Chief Executive Officer effective October 4, 2010, and on November 9, 2010 resigned as Chairman. In connection with Mr. Pickett’s retirement, we entered into an Executive Transition Services Agreement with him dated May 17, 2010, which provided that Mr. Pickett would continue to receive his base salary and benefits through December 31, 2010, even if another individual became President and Chief Executive Officer before then. Because Mr. Pickett agreed to remain as Onvia’s President and Chief Executive Officer until his successor was in place and to provide transition services through December 31, 2010, Mr. Pickett will receive $250,000 on March 1, 2011, and is eligible to receive up to one year of medical continuation coverage costs. The agreement also provides that all options granted to Mr. Pickett prior to December 31, 2010, which are outstanding and fully vested as of December 31, 2011, will continue to be exercisable through March 31, 2012. All such options not exercised on or before March 31, 2012 shall terminate on March 31, 2012.

Eric T. Gillespie, Onvia’s former Senior Vice President, Products, Technology and Information, resigned effective October 15, 2010. In connection with Mr. Gillespie’s resignation, we entered into a Separation and Release Agreement with him dated November 4, 2010. Pursuant to this agreement, on November 9, 2010, Mr. Gillespie received twelve months of base salary and accrued but unused paid time off (consistent with the treatment of employees generally), and is eligible to receive up to twelve months of medical continuation coverage costs in exchange for a release that subjects Mr. Gillespie to non-compete obligations for one year and non-solicitation obligations for two years from the effective date of his resignation.

Michael S. Balsam, Onvia’s former Chief Strategy Officer, resigned effective December 31, 2010. In connection with Mr. Balsam’s resignation, we entered into an Executive Transition Services Agreement with him dated November 1, 2010. Pursuant to this agreement, on December 31, 2010, Mr. Balsam received nine months of base salary and accrued but unused paid time off (consistent with the treatment of employees generally), and is eligible to receive up to nine months of medical continuation coverage costs in exchange for a release that subjects Mr. Balsam to non-compete and non-solicitation obligations for one year from the effective date of his resignation.

Director Compensation

General Description of Director Compensation

Onvia’s directors receive an initial stock option grant to purchase 4,000 shares of our common stock under our 2008 Equity Incentive Plan (“2008 Plan”) upon becoming an independent director, vesting over four years with a ten-year term and with an exercise price equal to the fair market value of Onvia common stock as of the grant date. Each independent director receives an automatic annual stock option grant to purchase 1,000 shares of our common stock under our 2008 Plan on the date of each Annual Meeting, vesting 100% in twelve months, with a ten-year term and with the exercise price equal to the fair market value of Onvia common stock as of the grant date. At the 2010 Annual Meeting, Mr. Ballowe, Mr. Brill, Mr. Brown, Mr. Feldman and Mr. Skilling each was granted an option to purchase 1,000 shares of our common stock under our 2008 Plan and Mr. Frankel was granted an option to purchase 4,000 shares upon being appointed an independent director.

In addition, the Board of Directors approved a policy to compensate each director who is an independent director as follows: (i) $5,000 per quarter ($7,500 per quarter for the lead director and Chairman) for attendance at Board and committee meetings during such quarter; and (ii) a stock option grant to purchase 18,750 shares of our common stock on the date on which such director first qualified as an independent director, vesting over four years with a ten-year term and with an exercise price equal to the fair market value of Onvia common stock as of the grant date, followed by annual stock option grants to purchase 5,000 shares (10,000 shares for the lead director and Chairman) of our common stock, vesting over four years with a ten-year term and with an exercise price equal to the fair market value of Onvia common stock as of the grant date, on each anniversary date of the 18,750 share grant. These stock option grants are made under our 2008 Plan. Mr. Frankel was granted a stock option grant to purchase 18,750 shares under the 2008 Plan upon being appointed an independent director. Mr. Ballowe, Mr. Brill and Mr. Feldman each was granted an annual stock option grant to purchase 5,000 shares under the 2008 Plan on their respective anniversary dates on which they qualified as independent directors. As the lead director, Mr. Brown was granted an annual stock option grant to purchase 10,000 shares under the 2008 Plan on his anniversary date and as Chairman, Mr. Skilling was granted an annual stock option grant to purchase 10,000 shares under the 2008 Plan on his anniversary date. Upon a change in control transaction, 100% of the then-unvested options granted under the 2008 Plan to directors shall vest if such options are not assumed by a successor corporation.

All directors are reimbursed for out-of-pocket expenses incurred in connection with activities as directors, including attendance at Board and committee meetings.

The following table presents the compensation paid to Onvia’s directors in 2010. Messrs. Riner and Pickett are excluded from the below table because they were not compensated for their services as directors; their respective compensation as Chief Executive Officer and President is fully reflected in the Summary Compensation Table under the Executive Compensation section above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey C. Ballowe (1)	$20,000	$9,232	$—	$—	$29,232
James L. Brill (2)	$20,000	$21,080	$—	$—	$41,080
Robert G. Brown (3)	$30,000	$17,216	$—	$—	$47,216
Roger L. Feldman (4)	$20,000	$21,080	$—	$—	$41,080
Michael E.S. Frankel (5)	$2,880	$31,120	$—	$—	$34,000
D. Van Skilling (6)	$21,440	$17,262	$—	$—	$38,702
Steven D. Smith (7)	$5,000	$18,814	$—	$10,000	$33,414

(1)	Mr. Ballowe received compensation of $20,000 and 6,000 stock options under the 2008 Plan for his Board and committee service in 2010.

(2)	Mr. Brill received compensation of 20,000 and 6,000 stock options under the 2008 Plan for his Board and committee service in 2010.

(3)	Mr. Brown received compensation of $30,000 and 11,000 stock options under the 2008 Plan for his role as the lead director and his committee service in 2010.

(4)	Mr. Feldman received compensation of $20,000 and 6,000 stock options under the 2008 Plan for his Board and committee service in 2010.

(5)	Mr. Frankel received compensation of $2,880 and 22,750 stock options under the 2008 Plan for his Board and committee service in 2010.

(6)	Mr. Skilling received compensation of $21,440 and 11,000 stock options under the 2008 Plan for his Board and committee service in 2010.

(7)	Mr. Smith retired from the Board effective May 7, 2010. Prior to his retirement, Mr. Smith received compensation of $5,000 and 5,000 stock options for his Board and committee service in 2010. Mr. Smith also received $10,000 as compensation for services provided under a consulting agreement with Onvia, which expired December 31, 2010.

Aggregate Number of Outstanding Options at Fiscal Year-End

The following table presents the aggregate number of outstanding options held by each director as of December 31, 2010. Messrs. Riner and Pickett are excluded from the table below because their outstanding options are fully reflected in the Outstanding Awards at Fiscal Year End table under the Executive Compensation section above.

Name	Aggregate Options Outstanding (#)
Jeffrey C. Ballowe	55,001
James L. Brill	58,750
Robert G. Brown	83,750
Roger L. Feldman	58,750
Michael E.S. Frankel	22,750
D. Van Skilling	63,750
Steven D. Smith	40,999

Legal Proceedings

IPO Class Action

In 2001, five securities class action suits were filed against Onvia, certain former executive officers, and the lead underwriter of Onvia’s Initial Public Offering, or IPO, Credit Suisse First Boston, or CSFB. The suits were filed in the U.S. District Court for the Southern District of New York on behalf of all persons who acquired securities of Onvia between March 1, 2000 and December 6, 2000. In 2002, a consolidated complaint was filed. The complaint charged defendants with violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (and Rule 10b-5 promulgated thereunder) and Sections 11 and 15 of the Securities Act of 1933, for issuing a Registration Statement and Prospectus that failed to disclose and contained false and misleading statements regarding certain commissions purported to have been received by the underwriters, and other purported underwriter practices in connection with their allocation of shares in the offering. The complaint sought an undisclosed amount of damages, as well as attorneys’ fees. This action is being coordinated with approximately 300 other nearly identical actions filed against other companies. At the Court’s request, plaintiffs selected six “focus” cases, which do not include Onvia. The Court indicated that its decisions in the six focus cases are intended to provide strong guidance for the parties in the remaining cases.

The parties in the coordinated cases, including Onvia’s case, reached a settlement. The insurers for the issuer defendants in the coordinated cases will make the settlement payment on behalf of the issuers, including Onvia. On October 5, 2009, the Court granted final approval of the settlement. Objectors to the settlement are pursuing two appeals of the settlement approval to the United States Court of Appeals for the Second Circuit. Plaintiffs have moved to dismiss both appeals.

Due to the inherent uncertainties of litigation, Onvia cannot accurately predict the ultimate outcome of this matter. If the settlement does not survive appeal and Onvia is found liable, Onvia is unable to estimate or predict the potential damages that might be awarded, whether such damages would be greater than Onvia’s insurance coverage, and whether such damages would have a material impact on its results of operations or financial condition in any future period.

On October 2, 2007, Vanessa Simmonds, a purported stockholder of Onvia, filed suit in the U.S. District Court for the Western District of Washington against Credit Suisse Group, JPMorgan Chase & Co. and Bank of America Corporation, the lead underwriters of Onvia’s IPO in March 2000, alleging violations of Section 16(b) of the Securities Exchange Act of 1934. The complaint alleges that the combined number of shares of Onvia’s common stock beneficially owned by the lead underwriters and certain unnamed officers, directors, and principal stockholders exceeded ten percent of its outstanding common stock from the date of Onvia’s IPO on March 2, 2000, through at least February 28, 2001. It further alleges that those entities and individuals were thus subject to the reporting requirements of Section 16(a) and the short-swing trading prohibition of Section 16(b), and failed to comply with those provisions. The complaint seeks to recover from the lead underwriters any “short-swing profits” obtained by them in violation of Section 16(b). Onvia was named as a nominal defendant in the action, but has no liability for the asserted claims. No directors or officers of Onvia are named as defendants in this action. On October 29, 2007, the case was reassigned to Judge James L. Robart along with fifty-four other Section 16(b) cases seeking recovery of short-swing profits from underwriters in connection with various initial public offerings. On February 25, 2008, Ms. Simmonds filed an Amended Complaint asserting substantially similar claims as those set forth in the initial complaint. Onvia waived service. On July 25, 2008, Onvia joined with 29 other issuers to file the Issuer Defendants’ Joint Motion to Dismiss. Underwriter Defendants also filed a Joint Motion to Dismiss on July 25, 2008. Plaintiff filed oppositions to both motions on September 8, 2008. All replies in support of the motions to dismiss were filed on October 23, 2008. Oral argument on the motions to dismiss was held on January 16, 2009. On March 12, 2009, the Court granted the Issuer Defendants’ Joint Motion to Dismiss, dismissing the complaint without prejudice on the grounds that Ms. Simmonds had failed to make an adequate demand on Onvia prior to filing her complaint. In its order, the Court stated it would not permit Plaintiff to amend her demand letters while pursuing her claims in the litigation. Because the Court dismissed the case on the ground that it lacked subject matter jurisdiction, it did not specifically reach the issue of whether Plaintiff’s claims were barred by the applicable statute of limitations. However, the Court also granted the Underwriters’ Joint Motion to Dismiss with respect to cases involving non-moving issuers, holding that the cases were barred by the applicable statute of limitations because the issuers’ shareholders had notice of the potential claims more than five years prior to filing suit.

Ms. Simmonds filed a Notice of Appeal on March 31, 2009, and an Amended Notice of Appeal on April 10, 2009. The underwriters subsequently filed a Notice of Cross-Appeal, arguing that the dismissal of the claims involving the moving issuers should have been with prejudice because the claims were untimely under the applicable statute of limitations. Ms. Simmonds’ opening brief in the appeal was filed on August 26, 2009; Onvia and the underwriters’ responses and the underwriters’ brief in support of their cross-appeal were filed on October 2, 2009; Ms. Simmonds’ reply brief and opposition to the cross-appeal was filed on November 2, 2009; and the underwriters’ reply brief in support of their cross-appeals was filed on November 17, 2009. On October 5, 2010, the U.S. Court of Appeals for the Ninth Circuit heard oral argument regarding this matter.

On December 2, 2010, the Ninth Circuit Court of Appeals affirmed the District Court’s decision to dismiss the moving issuers’ cases (including Onvia’s) on the grounds that plaintiff’s demand letters were insufficient to put the issuers on notice of the claims asserted against them and further ordered that the dismissals be made with prejudice. The Ninth Circuit reversed and remanded the District Court’s decision on the underwriters’ motion to dismiss as to the claims arising from the non-moving issuers’ IPOs, finding plaintiff’s claims were not time-barred under the applicable statute of limitations.

On December 16, 2010, underwriters filed a petition for panel rehearing and petition for rehearing en banc and Appellant Vanessa Simmonds also filed a petition for rehearing en banc. On January 18, 2011, the Ninth Circuit denied the petition for rehearing and petitions for rehearing en banc.

On January 24, 2011, the underwriters filed a motion to stay the issuance of the Ninth Circuit’s mandate in the cases involving the non-moving issuers. On January 25, 2011, the Ninth Circuit granted the underwriters’ motion and ordered that the mandate in the cases involving the non-moving issuers is stayed for ninety days pending the filing of a petition for writ of certiorari in the United States Supreme Court. On January 26, 2011, Appellant Vanessa Simmonds moved to join the underwriters’ motion and requested the Ninth Circuit stay the mandate in all cases. On January 26, 2011, the Ninth Circuit granted Appellant’s motion and ruled that the mandate in all cases (including Onvia’s and other moving issuers) is stayed for ninety days pending Appellant’s filing of a petition for writ of certiorari in the United States Supreme Court. Onvia currently believes that the outcome of this litigation will not have a material adverse impact on its consolidated financial position and results of operations.

Potential Future Litigation

In addition, from time to time Onvia is subject to various other legal proceedings that arise in the ordinary course of business.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions (as defined in SEC rules). There were no such reportable transactions since January 1, 2009. Although we have not entered into any transactions with any immediate family member of a director or executive officer of Onvia, if we were to do so, any such transaction that would qualify as a “related person transaction” would need to be approved by our Audit Committee prior to Onvia entering into such transaction. A report is made to our Audit Committee annually disclosing all related persons employed by us and related persons employed by other companies with whom we had a material relationship during that year, if any.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors does not know of any business to be considered at the 2011 Annual Meeting other than the proposal described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

PROPOSALS AND DIRECTOR NOMINATIONS FOR 2012 ANNUAL MEETING

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices not later than the close of business on December 9, 2011.

Our Bylaws outline the process for stockholders to nominate a director or present any other business at an annual stockholders’ meeting. Generally, Onvia’s Bylaws provide that notice of such business must be received at Onvia’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual stockholders’ meeting. However, if the date of the 2011 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date and less than 60 days notice or public disclosure of the date of the meeting is given, the notice must be received not later than the tenth day following public disclosure of the meeting date. Our bylaws specify the information that must accompany any such stockholder notice.

By order of the Board of Directors,

D. Van Skilling

Chairman of the Board

April 8, 2011

Seattle, Washington

ONVIA, INC.

PROXY FOR ANNUAL STOCKHOLDERS MEETING

To Be Held May 10, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ONVIA, INC.

The undersigned hereby appoints Henry G. Riner and Cameron S. Way as proxies for the undersigned, with full powers of substitution, with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in ONVIA, INC. at the Annual Stockholders Meeting to be held on May 10, 2011 at 1:00 p.m. local time, at Onvia’s executive offices at 509 Olive Way, Suite 400, Seattle, Washington 98101, and any adjournment or postponements thereof with all powers the undersigned would possess if personally present. The undersigned hereby revokes any proxy previously given with respect to such stock.

This proxy, if properly executed, will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted FOR the director nominee and in accordance with the discretion of the proxies upon all other matters which may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors presently knows of no other matters to be brought before the meeting. PLEASE DATE AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY INTERNET OR TELEPHONE.

(Continued and to be signed on other side)

ONVIA, INC.

VOTE BY INTERNET OR TELEPHONE

24 Hours a Day – 7 Days a Week

It’s Fast and Convenient

INTERNET www.investorvote.com/ONVI	TELEPHONE 1-800-652-VOTE (8683)	MAIL

1. Go to the website listed above 2. Have your proxy card ready 3. Enter your Control Number located above your name and address 4. Follow the simple instructions on the website	1. Use any touch-tone telephone 2. Have your proxy card ready 3. Enter your Control Number above your name and address 4. Follow the simple recorded instructions	1. Mark, sign and date your proxy card 2. Detach your proxy card 3. Return your proxy card in the postage paid envelope provided

Detach proxy card here if you are voting by mail.

▼ DETACH PROXY CARD HERE ▼

Please Detach Here

▼ You Must Detach This Portion of the Proxy Card ▼

Before Returning it in the Enclosed Envelope

Please mark your votes as in this example: ☒

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEE AND OTHERWISE IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	To elect as director the nominee set forth below:

☐	FOR the nominee listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for nominee listed below.

Instruction:	To withhold authority to vote for the nominee, strike a line through the nominee’s name below:

01. Roger L. Feldman

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please vote, date, and sign below, and promptly return in the enclosed envelope.

Signature
Date:

Signature
Date:

NOTE: Please sign exactly as the name appears stenciled on this proxy. When signing as attorney, executors, administrators, trustee, or guardian, please set forth your full title. If the stockholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.